Exhibit 99

Glacier Bancorp, Inc. Announces Merger With Citizens Development Company

          KALISPELL, Mont., Oct. 2 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the completion of the merger with Citizens Development Company, a Billings, Montana-based bank holding company with total assets at December 31, 2005 of $430 million.  As a result of the merger, Citizens’ bank subsidiaries, Citizens State Bank, Hamilton, Montana; First Citizens Bank of Billings, Billings, Montana; First National Bank of Lewiston, Lewiston, Montana; Western Bank of Chinook, N.A., Chinook, Montana; and First Citizens Bank, N.A., Columbia Falls, Montana, became wholly owned subsidiaries of Glacier.  As a condition to closing imposed by the bank regulators, Glacier has entered into a definitive agreement with Bank of the Rockies to divest the Lewistown branch of its subsidiary, Western Security Bank.

          “We are thrilled to have the staff from Citizens Development Company join Glacier.  We are excited for the many opportunities this transaction presents both now and in the future,” said Mick Blodnick, President and Chief Executive Officer of Glacier.  “We hope to begin the integration process immediately and will be working closely with the Citizens staff to achieve that goal.”

          Glacier Bancorp, Inc. is the parent company for ten community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; Citizens Community Bank, Pocatello, operating in Idaho; and First National Bank of Morgan, operating in Utah.

SOURCE  Glacier Bancorp, Inc.
          -0-                                        10/02/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both for Glacier Bancorp, Inc./